UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 3, 2009

OPHTHALMIC IMAGING SYSTEMS

(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	1-11140	94-3035367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

221 Lathrop Way, Suite I Sacramento, California	95815
(Address of Principal Executive)	(Zip Code)

(Registrant’s telephone number, including area code): (916) 646-2020

                                                             Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement; and

On May 3, 2009, Ophthalmic Imaging Systems (the “Company”) entered into a Confidential Settlement and Mutual Release Agreement (the “Settlement Agreement”) by and between the Company, Steven Verdooner, OPKO Health, Inc. (“OPKO”) and The Frost Group, LLC (collectively “Defendants”), relating to the case entitled Ophthalmic Imaging Systems v. Steven Verdooner, et al., Case No. 07AS02149 in the Superior Court of California for the County of Sacramento. Mr. Verdooner was formerly the Company’s president.

Pursuant to the Settlement Agreement, the Company agreed to dismiss, with prejudice, the lawsuit between the Company and the Defendants, whereby the Company alleged claims of breach of fiduciary duty, breach of implied contract, intentional interference with contractual relations, intentional interference with prospective economic advantage, violation of section 502 of the Penal Code of California, aiding and abetting breach of fiduciary duty, and aiding and abetting interference with contractual relations. The Company also agreed to release the Defendants from any claims that could have been brought in the foregoing lawsuit, whether known or unknown. The Defendants agreed to pay the Company $1,200,000 on or before May 13, 2009.

The Company and the Defendants entered into the Settlement Agreement to avoid the expense and uncertainty of litigation and without making any admission of liability or concession of wrongdoing.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2009

OPHTHALMIC IMAGING SYSTEMS

By:	/s/ Ariel Shenhar
Name: Ariel Shenhar
Title: Chief Financial Officer